Exhibit 2

                            (GPU NEWS RELEASE LETTERHEAD)




          John T. Fidler
          201-263-6479                            June 10, 1996
          Ray E. Dotter                           96-015
          717-948-8805
               Immediately




                GPU OFFICIALS: JUDGE'S RULING CONSISTENT WITH SCIENCE


               Parsippany,  N.J.,  June  10,  1996  -- Officials at General

          Public  Utilities  Corporation  said today that the decision by a federal  judge to dismiss the personal injury cases stemming from the 1979 accident at Three Mile Island Unit 2 was consistent with reliable science.

               "While  we  have  great  sympathy  for  people  with serious illnesses  and  for  their  families,  the  court's  decision  is consistent  with  what  reliable  science  says:  that  the TMI-2 accident  did not cause the illnesses claimed by the plaintiffs,"

          GPU officials said in a statement.

               Late  Friday,  Judge  Sylvia  H.  Rambo,  chief judge of the

          Middle District of Pennsylvania, granted GPU's motion for summary judgement  in the case involving 2,100 lawsuits claiming personal injury as a result of the accident.

               Judge  Rambo ruled that the plaintiffs had failed to present sufficient  evidence  to take the cases to a jury.  She said that they  had  not  shown  that they were exposed to "cancer-inducing levels of radiation."

               "The  court has searched the record for any and all evidence which, construed in a light most favorable to plaintiffs, creates a  genuine  issue of material fact warranting submission of their


          claims  to  a  jury.  This effort has been in vain," she wrote in her 97-page opinion.

               She  added  that the lack of proof supporting the plaintiffs case was "manifest."

               GPU  and  the  other  defendants  in the cases had asked the court  to  dismiss  the  lawsuits  after  the  judge  excluded or restricted testimony from most of the plaintiffs' proposed expert

          w i tnesses.    She  had  ruled  that  their  testimony  was  not

          "scientifically valid and reliable and based upon good grounds."

               In  a statement, GPU officials added, "Thousands of pages of evidence  have  been submitted.  The judge has heard many days of

          expert  testimony.   No valid, reliable evidence was submitted to

          contradict what science has said about the accident."

               The  first 10 cases were expected to go to trial this month.

          On  May  30,  Judge  Rambo  delayed  the  trials indefinitely and delayed her decision on dismissing the lawsuits.

               GPU expects the plaintiffs to appeal the ruling.